Exhibit 99.1

For Further Information Contact

Harry J. Cynkus

(404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. ESTABLISHES THIRD INTERNATIONAL FRANCHISE

ATLANTA, GEORGIA, June 22, 2006: Rollins, Inc. (NYSE:ROL), a premier North American consumer services company, announced today the establishment of an Orkin franchise in Costa Rica. The Company began its Orkin franchise program in the U. S. in 1994, and established its first international franchise in Mexico in 2000. Today, Orkin has 59 franchises in total.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “We are most pleased to announce our third international franchise. Our agreement to establish a franchise in Costa Rica further indicates the value and recognition of our Orkin brand beyond North America. We will continue to strategically add to the Orkin Franchise program internationally and in the secondary U.S. markets as we accelerate our business.”

Rollins, Inc. is one of the nation’s largest consumer services companies. Through its wholly-owned subsidiary, Orkin, Inc., the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.6 million customers in the United States, Canada, Mexico and Central America from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com and www.rollins.com.